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                       [ROSEN & READE, LLP LETTERHEAD]



                                                     October 19, 1998

Mr. Howard L. Ehler, Jr.
Principal Executive Officer
Imperial Industries, Inc.
1259 Northwest 21st Street
Pompano Beach, FL 33069


         Re:      Agreement and Plan of Merger
                  by and between Imperial Industries, Inc.
                  and Imperial Merger Corp.
                  ----------------------------------------

Dear Mr. Ehler:

         We have acted as counsel to Imperial Industries, Inc., a Delaware corporation ("Imperial") in connection with the proposed merger (the "Merger") of Imperial with and into Imperial Merger Corp., a Delaware corporation ("Merger Sub"), pursuant to the terms of the Agreement and Plan of Merger dated as of August 6, 1998 (the "Merger Agreement") by and between Imperial and Merger Sub, as described in the Registration Statement on Form S-4 to be filed by Imperial with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified,


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Rosen & Reade, LLP
COUNSELLORS AT LAW


Mr. Howard L. Ehler, Jr.
October 19, 1998
Page 2




conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Imperial, which are set forth in a letter dated October 15, 1998 from Imperial, a copy of which is annexed hereto.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a reorganization under Section 368(a) of the Code, and Imperial and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         As a reorganization, the Merger will have the following federal income tax consequences for Imperial shareholders, Imperial and Merger Sub:

         1. No gain or loss will be recognized by holders of common stock, par value, $.01 per share of Imperial ("Imperial Common") as a result of the exchange of such shares for an equal number of shares of common stock, par value $.01 per share of Merger Sub ("Sub Common") pursuant to the Merger.

         2. The tax basis of Sub Common received by each shareholder of Imperial Common will equal the tax basis of such shareholder's shares of Imperial Common exchanged in the Merger.

         3. The holding period for the shares of Sub Common received by each shareholder of Imperial Common will include the holding period for the shares of Imperial Common of such shareholder exchanged in the Merger.

         4. Gain or loss may be realized by holders of $1.10 cumulative convertible redeemable preferred stock of Imperial ("Preferred Stock") as a result of the exchange of such shares for Sub Common, cash and, if received by a holder of Preferred Stock, a three-year 8% subordinated debenture of Merger Sub ("Debenture") depending on the holder's tax basis for Preferred Stock and the values of the Sub Common and Debenture immediately after the Merger, and the amount of cash received in the Merger. If gain is realized by a holder of Preferred Stock, it may be recognized to the extent of the cash and the value of the Debenture, if any, received in the Merger. The portion of the gain determined to be taxable under these rules will be treated as a


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Rosen & Reade, LLP
COUNSELLORS AT LAW


Mr. Howard L. Ehler, Jr.
October 19, 1998
Page 3




dividend to the extent of the lesser of (a) the dividends in arrears on the Preferred Stock given up in the exchange, or (b) the Preferred Shareholder's ratable share of the accumulated earnings and profits of Imperial as of December 31, 1997 and his ratable share of the current earnings and profits of Imperial and Merger Sub for the calendar year 1998. The dividends in arrears on the Preferred Stock were $14.025 per share as of June 30, 1998. There were no accumulated earnings and profits of Imperial as of December 31, 1997. The combined earnings and profits of Imperial and of Imperial Sub for the calendar year 1998 cannot be determined until the end of the calendar year 1998. The portion of the gain determined to be taxable under the above discussion that is not treated as a dividend will be taxed as capital gain, if the Preferred Stock is a capital asset in the hands of the Preferred Shareholder. The capital gain will be short-term or long-term depending upon whether the Preferred Stock surrendered in the exchange has been held for longer than one year. If a Preferred Shareholder realizes a loss on the exchange, the loss will not be recognized and will not be deductible for federal income tax purposes.

         5. The tax basis of the shares of Sub Common received by each shareholder of Preferred Stock will be the basis for the exchanged Preferred Stock, decreased by the fair market value of the Debenture, if any, and the amount of cash received in the Merger, and increased by the amount treated as a dividend and by the amount of gain recognized in the Merger (not including any amount treated as a dividend). If a shareholder of Preferred Stock receives a Debenture as part of the consideration in exchange for Preferred Stock, the basis for the Debenture will be equal to its fair market value immediately after the Merger.

         6. The holding period for a Debenture will begin on the date of the Merger.

         7. Imperial will not recognize gain or loss as a result of the Merger.

         8. Merger Sub will not recognize gain or loss as a result of the Merger.

         9. If original issue discount, as defined in Section 1273 of the Code, exists upon the issuance of the Debentures in the Merger, the holder must include in income, in addition to any interest paid on the Debenture, a portion of the original issue discount for each day during the taxable year that the Debenture is held until the due date of the Debenture. Imperial will be entitled to a deduction in each of those years in an amount equal to a ratable portion of the total amount of original issue discount.

         10. A shareholder who exercises statutory appraisal rights and receives cash for his Imperial stock will be treated, for federal income tax purposes, as surrendering his stock for redemption.



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Rosen & Reade, LLP
COUNSELLORS AT LAW



Mr. Howard L. Ehler, Jr.
October 19, 1998
Page 4




         11. Imperial or its Exchange Agent may be required to withhold 31% of any cash payment to which a shareholder or payee is entitled pursuant to the Merger.

         12. Merger Sub will succeed to and take into account the net operating loss carryovers of Imperial as they exist immediately before the Merger. The issuance of additional shares of Sub Common in the Merger, within the limits described in the Agreement and Plan of Merger, will not cause an "ownership change," as defined in Section 382 of the Code, that would limit the use of such net operating loss carryovers by Merger Sub. The calendar year in which the Merger occurs will be considered as two taxable years in determining the periods to which the net operating losses may be carried, unless the Merger occurs on December 31.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to Imperial and Merger Sub in connection with the Merger and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Rosen & Reade, LLP under the heading "Certain Federal Income Tax Consequences of the Merger" in the Registration Statement and the Prospectus.


                                                Very truly yours,


                                                ROSEN & READE, LLP


                                                By: /s/ Ralph B. Kelley
                                                    --------------------------
                                                    Ralph B. Kelley